Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Plan Administrator
Crescent State Bank Employees’ 401(k) Plan

We consent to the incorporation by reference in the registration statement (No. 333-160566) on Form S-8 of Crescent Financial Corporation of our report dated July 14, 2009 relating to the statement of net assets available for benefits of Crescent State Bank Employees’  401(k) Plan as of December 31, 2008, the related statement of changes in net assets available for benefits for the year ended December 31, 2008, and the supplemental schedule of Schedule H, Line 4i – Schedule of Assets (Held At End Of Year) as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of Crescent State Bank Employees’ 401(k) Plan.

Greenville, North Carolina
July 14, 2009